Ex 3.18

TWELFTH AMENDMENT

TO THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF LODGING FUND REIT III OP, LP

This Twelfth Amendment (this “Amendment”) to the Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”) of Lodging Fund REIT III OP, LP, a Delaware limited partnership (the “Partnership”) dated January 10, 2023 is adopted by Lodging Fund REIT III, Inc., a Maryland corporation (the “General Partner”), as the General Partner and on behalf of the Limited Partners to be effective as of January 6, 2023 (“Effective Date”). Capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed to such terms in the Partnership Agreement.

WHEREAS, the General Partner has determined it to be in the best interest of the Partnership to amend the Partnership Agreement in order to properly reflect the returns of Partnership Units held in connection with an updated NAV of the Partnership.

NOW, THEREFORE, in consideration of the preceding, the General Partner hereby amends the Partnership Agreement as follows:

1.	Section 6.3 of the Partnership Agreement shall be deleted and replaced with the following:
6.3	Series B Limited Partner Distributions.
6.3.1For all years, holders of the Series B Limited Units shall be distributed an amount equal to 5% of the total of (i) the total distributions made to the Partners (other than the Series B Limited Partners) and (ii) the total distributions to the Series B Limited Partners pursuant to this Section 6.3.1 ((i) divided by 0.95), after the Common General Units have received a $0.60 per Common General Unit held.
6.3.2For the year of liquidation, termination, merger or other cessation of the General Partner, or the liquidation of the Partnership, holders of the Series B Limited Units shall be distributed an amount equal to 5% of the original capital contributions made by the Partners, after the Partners (other than the Series B Limited Partners) have received $0.60 per Partnership Unit held.
6.3.3For the year of liquidation, termination, merger or other cessation of the General Partner, or upon liquidation of the Partnership, the Series B Limited Partners shall be distributed (exclusive of amounts set forth in Section 6.3.1 and 6.3.2) an amount equal to 20% of the net proceeds from the sale of Properties, after the Partners (other than the Series B Limited Partners) have received a return of their Capital Contributions plus have received

$0.60 per Partnership Unit held.

6.3.4Notwithstanding Section 6.3.2 and Section 6.3.3, the Series B Limited Partners may, upon a liquidation, Termination Event or Advisor Termination Event, elect to book up the assets in the Partnership and distribute one or more Properties to the Series B Limited Partners in redemption and satisfaction of their booked-up interest in the Partnership. Any such book-up shall be based on the value of the Property in the Termination Event or otherwise determined by appraisal of the distributed Property.
2.	As amended hereby, the Agreement shall continue in full force and effect.

3.The terms and provisions of this Amendment shall be binding upon and shall inure to the benefit of the successors and assigns of the General Partner and the Limited Partners.
4.This Amendment may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.
5.Any electronic signature of a party to this Amendment and of a party to take any action related to this Amendment shall be valid as an original signature and shall be effective and binding. Any such electronic signature (including the signature(s) to this Amendment) shall be deemed (i) to be "written" or "in writing," (ii) to have been signed and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files.

IN WITNESS WHEREOF, this Amendment is effective as of the Effective Date set forth above.

GENERAL PARTNER:

Lodging Fund REIT III, Inc., a Maryland corporation

By: /s/ Corey R. Maple

Corey R. Maple, Chief Executive Officer